Exhibit 10.16

EXECUTION COPY

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of February 20, 2006 (the “Effective Date”), between COLLECT AMERICA, LTD, a Delaware corporation (the “Company”), and MICHAEL A. JONES (“Executive”).

1.0          RECITALS.

1.1          Executive and the Company are entering into this Agreement setting forth the terms and conditions of Executive’s continued employment with the Company.  The Company hereby employs Executive and Executive hereby accepts employment with the Company upon the terms and conditions contained in this Agreement.

1.2          As an executive officer of the Company, Executive has access to valuable confidential and proprietary information used in the business of the Company, including financial data, customer data, operational data, trade secrets and other intellectual property that if disclosed to or used by competitors or potential competitors would cause irreparable harm to the Company.

1.3          Executive and the Company desire to enter into this Agreement in order to provide the Company with adequate protection from the unauthorized disclosure or use of the Company’s confidential and proprietary information.

NOW, THEREFORE, IN CONSIDERATION of the foregoing facts, the mutual covenants and agreements contained herein and other good and valuable consideration, the Company and Executive agree as follows:

2.0          DEFINITIONS.

2.1          Affiliate: “Affiliate” means, with respect to any party, any corporation, limited liability company, partnership, joint venture, firm and/or other entity which Controls, is Controlled by or is under common Control with such party.

2.2          Board of Directors: “Board of Directors” shall mean the board of directors of the Company.

2.3          Business: “Business” means (i) the providing of operational assistance and/or software to collection law firms or collection agencies, including without limitation the operation of a franchise network of collection law firms, (ii) the purchasing of debt and/or (iii) the collection of debt on a contingency basis or otherwise.

2.4          Compensation Committee: “Compensation Committee” shall mean a committee of the Board of Directors which has been delegated responsibility for employee compensation matters or, in the absence thereof, the entire Board of Directors.

2.5          Confidential and Proprietary Information: “Confidential and Proprietary Information” means all proprietary trade secrets and/or proprietary information and any idea in whatever form, tangible or intangible, pertaining in any manner to the business of the Company of any Affiliate of the Company, or to the Company’s clients, consultants, or business associates, unless the information is or becomes publicly known through lawful means (other than disclosure by Executive, unless such disclosure by Executive is made in good faith in the course of performing Executive’s duties under this Agreement, or with the express written consent of the Board of Directors).

2.6          Control: “Control” means (i) in the case of corporate entities, direct or indirect ownership of at least fifty percent (50%) of the stock or participating assets entitled to vote for the election of directors; and (ii) in the case of non-corporate entities (such as individuals, limited liability companies, partnerships or limited partnerships), either (A) direct or indirect ownership of at least fifty percent (50%) of the equity interest, or (B) the power to direct the management and policies of the noncorporate entity.

2.7          Covered Entity: “Covered Entity” means every Affiliate of Executive, and every business, association, trust, corporation, partnership, limited liability company, proprietorship or other entity in which Executive has invested in (whether through debt or equity securities), or has contributed any capital or made any advances to, or in which any Affiliate of Executive has an ownership interest or profit sharing percentage, or a firm from which Executive or any Affiliate of Executive receives or is entitled to receive income, compensation or consulting fees in which Executive or any Affiliate of Executive has an interest as a lender (other than solely as a trade creditor for the sale of goods or provision of services that do not otherwise violate the provisions of this Agreement).  The agreements of Executive contained herein specifically apply to each entity which is presently a Covered Entity or which becomes a Covered Entity subsequent to the date of this Agreement.  Notwithstanding the foregoing, nothing contained in this Agreement prohibits Executive or any Affiliate of Executive from owning less than five percent (5%) of any class of voting securities registered under the Securities Exchange Act of 1934, as amended, of any issuer, and no such issuer shall be considered a Covered Entity solely by virtue of such ownership or the incidents thereof.  Further notwithstanding anything contained in the foregoing provisions to the contrary, the term “Covered Entity” shall not include the Company, any Subsidiary of the Company, or any Affiliate of the Company or any such Subsidiary.

2.8          Discharge For Cause: “Discharge For Cause” shall mean termination of employment for any one or more of the following: (i) willful misfeasance or nonfeasance by Executive of his assigned duties, which includes not following the reasonable written direction of the Board of Directors or any committee thereof (other than by reason of disability), or repeated intentional refusal by Executive to perform his assigned duties (other than by reason of disability)- which continues uncured for thirty (30) days following receipt of written notice from the Board of Directors, the Compensation Committee or the Chairman of the Board of Directors; (ii) such Executive personally engaging in illegal conduct or in any act of moral turpitude that causes material harm to the reputation of the Company or any Affiliate of the Company; (iii) such Executive breaching in any material respect any provision of this Agreement, (other than by reason of disability) which continues uncured for thirty (30) days following receipt of written notice from the Board of Directors, the Compensation Committee or the Chairman of the Board of Directors; and (iv) such Executive’s commencement of employment with another company while he is an employee of the Company without the prior consent of the Board of Directors.

2.9          Discharge Without Cause: “Discharge Without Cause” shall mean the Company’s termination of Executive’s employment hereunder during the term hereof for any reason other than a Discharge For Cause or due to Executive’s death or Permanent Disability.

2.10        EBITDA: “EBITDA” shall mean earnings before interest, taxes, depreciation and amortization, as determined by generally accepted accounting principles, consistently applied, and including without limitation, an accrual for bonuses of officers and employees (including the Executive) for the year for which EBITDA is determined.

2.11        Permanent Disability: “Permanent Disability” shall mean Executive’s inability to perform Executive’s duties hereunder due to a physical or mental condition for a period of one hundred twenty (120) consecutive days or an aggregate of one hundred eighty (180) days in any twelve (12) month period.

2.12        Subsidiary: “Subsidiary” shall mean any corporation, trust, general or limited partnership, limited liability company, limited liability partnership, firm, company or other business enterprise which is Controlled by the Company through direct ownership of the stock or other proprietary interests of such business enterprise or indirectly through the ownership of stock or other proprietary interests in one (1) or more other business enterprises which are connected with the Company by means of one (1) or more chains of business enterprises that are connected by ownership of stock or other proprietary interests.

2.13        Termination For Good Reason: “Termination For Good Reason” shall mean voluntary termination of this Agreement by Executive if, without the prior consent of Executive: (i) there is a reduction by the Company in Executive’s annual salary then in effect; (ii) the Company acts in any way that would adversely affect Executive’s participation in or materially reduce Executive’s benefit under any benefit plan of the Company in which Executive’s is participating, except those changes generally affecting similarly situated employees of the Company, and except any action not taken in bad faith and which is remedied by the Company promptly upon receipt of notice thereof given by Executive; (iii) the Company materially breaches the terms of this Agreement and such breach is not cured within thirty (30) days after receipt of written notice thereof given by Executive; (iv) there is a material diminution of Executive’s job title, reporting relationship, job duties, responsibilities (which include, without limitation, responsibilities in managing the Business) or requirements that are inconsistent with the position or positions listed in Section 3.1; or (v) there is a relocation of Executive to a facility or location more than twenty-five (25) miles from the Company’s current location.

2.14        Territory: “Territory” means the United States and Canada.

3.0          CAPACITIES AND DUTIES; INDEMNIFICATION.

3.1          Title: Executive is hereby employed in the capacity of Chief Financial Officer of the Company.  Executive shall report directly to the President and Chief Executive Officer of the Company and shall be subject to his or her supervision, control and direction.  Executive will at all times abide by the Company’s written personnel policies applicable to similarly situated employees of the Company as in effect from time to time and previously provided to Executive, and will faithfully, industriously and to the best of Executive’s ability, experience and talents perform all of the duties that may be required of and from Executive pursuant to the terms hereof, consistent with Executive’s status as the Chief Financial Officer of the Company.

3.2          Exclusive Services: During the Term, Executive agrees to devote Executive’s best efforts and full business time to rendering services to the Company. Executive is specifically restricted front being employed by any other company, other than a Subsidiary or an Affiliate of the Company, while under the Company’s employ pursuant to this Agreement; provided that neither (i) Executive’s ownership of less than a five percent (5%) ownership interest in another competing business entity (where such ownership does not constitute Control and where Executive does not act as a director, officer, consultant or otherwise provide services to such entity), nor (ii) Executive’s service on the board of directors of any charitable, non-profit or educational institution without compensation (other than reimbursement of out-of-pocket expenses) or any entity that is not in direct competition with the Business, nor (iii) managing Executive’s personal investments and affairs and the personal investment and affairs of any of his family members, nor (iv) acquiring any interest in any entity, whether or not part of a Control group, that is directly or indirectly owned or Controlled, in whole or in part, by Executive and/or one or more members of his family, or a partnership, trust or other entity held by or for the benefit of Executive and/or one or more members of his family, nor (v) performing services for any entity, whether or not part of a Control group, that is directly or indirectly owned or Controlled, in whole or in part, by Executive and/or one or more members of his family, or a partnership, trust, or other entity held by or for the benefit of Executive and/or one or more members of his family, shall not be a violation of this Section 3.2, provided, however, that any such services shall be insubstantial and shall not include any active involvement in the management of such entity and provided further that such service or ownership addressed in Sections 3.2(i) through (v) shall not detract from Executive’s performance of his duties to the Company or, except in the case of Section 3.2(i), be in direct competition with the Business.

3.3          Indemnification: The Company shall, to the maximum extent permitted by law, indemnify and hold harmless Executive for any loss, injury, damage, expense (including reasonable attorneys’ fees, and costs), and claim or demand, arising out of, connected with, or in any manner related to, any act, omission, or decision made in good faith while performing services for the Company from and after the Effective Date.

4.0          TERM.

4.1          Term: Subject to Sections 42, 4.3, 4.4, 4.5 and 4.6 the term of this Agreement shall be three (3) years commencing on the Effective Date, unless terminated earlier pursuant to the terms herein (the “Initial Term”); provided that, unless earlier terminated pursuant to the terns herein, the Initial Term shall be automatically extended for additional one-year terms (each, a “Renewal Term”) upon the expiration of the Initial Term or any such Renewal Term unless the Company or Executive delivers to the other at least thirty (30) days prior to the expiration of the Initial Term or the then-current Renewal Term, as the case may be, a written notice specifying that the term of Executive’s employment will not be renewed at the end of the Initial Term or the then-current Renewal Term, as. the case may be.  The Initial Term or, in the event that Executive’s employment hereunder is terminated earlier pursuant to the terms herein or renewed pursuant to this Section 4.1, such shorter or longer period, as the case may be, is referred to herein as the “Term.”

4.2          Discharge For Cause: Executive’s employment under this Agreement may be terminated by the Company (subject to the notice and cure period set forth in Section 2.8, if applicable), by vote of a majority of the Board of Directors, specifically finding that an action constituting a Discharge for Cause has occurred, without further obligation by the Company, except for payment of any base salary compensation and expense reimbursement accrued and unpaid through the effective date of termination and except as otherwise required by law, upon written notice to Executive of a Discharge For Cause.  The Company shall provide Executive in such written notification such facts as shall be reasonably necessary to apprise Executive of the basis for such Discharge For Cause and for Executive to exercise Executive’s right to cure under Section 2.8, if applicable.

4.3          Discharge Without Cause and Payments Upon Expiration of Term: Executive’s employment under this Agreement may be immediately terminated by the Company upon written notice to Executive of a Discharge Without Cause.  Upon termination pursuant to this Section 4.3, the Company shall continue to pay to Executive an amount equal to Executive’s base salary, as provided in Section 5.1, at the annual rate in effect at the time of termination, for a period equal to twelve (12) months from the date of such termination (“Without Cause Severance Pay”).  Without Cause Severance Pay shall also include, in addition to the foregoing, (i) all amounts of base salary compensation and expense reimbursement accrued to the effective date of termination and a bonus equal to a pro rata portion of the bonus amount that would have been paid to Executive for the current bonus period had Executive not been terminated, which bonus amount is determined by multiplying the bonus that would have been earned for the then-current twelve (12) month bonus period assuming the Company’s EBITDA continued at the same rate per month as experienced from the beginning of the current period through the date of termination, by a fraction (y) the numerator of which is number of calendar days in the then-current bonus period that have elapsed as of the date of termination and (z) the denominator of which is 365; and (ii) the Company shall continue to pay or provide to Executive the medical, dental, life and disability insurance benefits pursuant to Section 5.4 until the later to occur of twelve (12) months from the date of such termination or (ii) the Noncompete Term as defined in that certain Noncompetition and Nonsolicitation Agreement dated as of the Effective Date between Company and Executive; provided, however, the Company’s obligation to pay or provide the benefits in clause (ii) above shall be subject to Section 4.11.  Other than the foregoing, Executive shall not be entitled to any payment for subsequent periods upon Executive’s termination of employment upon a Discharge Without Cause.  Without Cause Severance Pay shall be payable to Executive, in accordance with the Company’s general payroll practices as the same may exist from time to time, upon Executive’s termination of employment upon a Discharge Without Cause.  Other than Executive’s claims for amounts required to be paid pursuant to this Section 4.3, as a condition to receiving Without Cause Severance Pay, Executive shall execute a release of claims in the form attached hereto as Exhibit A.

4.4          Termination For Good Reason: This Agreement may be immediately terminated by Executive, subject to the notice and time limitations set forth in Section 2.13, upon written notice to the Company of a Termination For Good Reason.  Upon termination pursuant to this Section 4.4, the Company shall continue to pay Executive an amount equal to Executive’s base salary, as provided in Section 5.1, at the annual rate in effect at the time of termination, for a period equal to twelve (12) months from the elate of such termination (“Good Reason Severance Pay”).  Good Reason Severance Pay shall also include, in addition to the foregoing, (i) all amounts of base salary compensation and expense reimbursement accrued to the effective date of termination and a bonus equal to the pro rata portion of the bonus amount that would have been paid to Executive for the current bonus period had Executive not been terminated, which bonus amount is determined by multiplying the bonus that would have been earned for the then-current twelve (12) month bonus period assuming the Company’s EBITDA continued at the same rate per month as experienced from the beginning of the current period through the date of termination, by a fraction (y) the numerator of which is number of calendar days in the then-current bonus period that have elapsed as of the date of termination and (z) the denominator of which is 365; and (ii) the Company shall continue to pay or provide to Executive the medical, dental, life and disability insurance benefits pursuant to Section 5.4 until the later to occur of twelve (12) months from the date of such termination or the Noncompete

Term as defined in that certain Noncompetition and Nonsolicitation Agreement dated as of the Effective Date between Company and Executive; provided, however, that the Company’s obligation to pay or provide the benefits in clause (ii) above shall be subject to Section 4.11.  Other than the foregoing, Executive shall not be entitled to any payment upon Executive’s termination of employment upon a Termination For Good Reason.  Good Reason Severance Pay shall be payable in accordance with the Company’s general payroll practices as the same may exist from time to time upon Executive’s termination of employment upon a Termination For Good Reason.  Other than Executive’s claims for amounts required to be paid pursuant to this Section 4.4, as a condition to receiving Good Reason Severance Pay, Executive shall execute a release of claims in the form attached hereto as Exhibit A.

4.5          Termination Upon Death: This Agreement shall be immediately terminated without action or notice by either party upon the death of Executive and without further obligation by the Company, except for payment of all amounts of base salary compensation and expense reimbursement accrued to the effective date of termination, and except as otherwise required by law.

4.6          Termination Upon Permanent Disability: Executive’s employment under this Agreement may be immediately terminated by the Company upon written notice of a termination for the Permanent Disability of Executive.  Upon termination pursuant to this Section 4.6, the Company shall continue to pay to Executive an amount equal to Executive’s base salary, as provided in Section 5.1, at the annual rate in effect at the time of termination, for a period equal to three (3) months from the date of termination (“Permanent Disability Severance Pay”).  Permanent Disability Severance Pay shall also include, in addition to the foregoing, all amounts of base salary compensation and expense reimbursement accrued to the effective date of termination.  Permanent Disability Severance Pay shall be reduced by the amount of any disability benefits paid during and for the same period to Executive under airy disability insurance policy provided by the Company as a benefit to Executive.  Permanent Disability Severance Pay shall be payable to Executive, in accordance with the Company’s general payroll practices as the same may exist from time to time, upon Executive’s termination pursuant to this Section 4.6.  Other than Executive’s claims for amounts required to be paid pursuant to this Section 4.6, as a condition to receiving Permanent Disability Severance Pay, Executive shall execute a release of claims in the form attached hereto as Exhibit A.

4.7          Confidential and Proprietary Information: Executive agrees that he will not, either directly or indirectly, and Executive will not permit any Covered Entity which is Controlled by Executive to, either directly or indirectly, divulge to any person or use any of the Confidential and Proprietary Information, except (i) as required in connection with the performance of such Executive’s duties to the Company, (ii) as required to be included in any report, statement or testimony requested by any municipal, state or national regulatory body having jurisdiction over Executive or any Covered Entity which is Controlled by Executive, (iii) as required in response to any summons or subpoena or in connection with any litigation, (iv) to the extent necessary in order in comply with any law, order, regulation, ruling or governmental request applicable to Executive or any Covered Entity which is Controlled by Executive, (v) as required in connection with an audit by any taxing authority, or (vi) is made with the express written consent attic Board of Directors.  In the event that Executive or any such Covered Entity which is Controlled by Executive is required to disclose Confidential and Proprietary Information pursuant to the foregoing exceptions, Executive shall promptly notify the Company of such pending disclosure and assist the Company (at the Company’s expense) in seeking a protective order or in objecting to such request, summons or subpoena with regard to the Confidential and Proprietary Information.  If the Company does not obtain such relief after a period that is reasonable under the circumstances, Executive (or such Covered Entity) may disclose that portion of the Confidential and Proprietary Information which counsel to such party advises such party that they are legally compelled to disclose or else stand liable for contempt or suffer censure or penalty. In such eases, Executive shall promptly provide the Company with a copy of the Confidential and Proprietary Information so disclosed.

4.8          Non-Compete and Non-Solicitation:

(i)            During the term of Executive’s employment with the Company or any Affiliate of the Company and for one (1) year thereafter, Executive shall not either directly or indirectly, and will not permit any Covered Entity which is Controlled by Executive to either directly or Indirectly, participate in, assist, aid or advise in any way, any competitive business or enterprise that competes with the Business in the Territory.  For purposes of this Agreement, the Company shall be deemed to be conducting the Business in the Territory if the applicable collection account debtors are located in the Territory or if the applicable franchisees or other customers (or such franchisee’s or customer’s respective collection account debtors) are located in the Territory, regardless of whether the collection activities or services are performed from locations outside of the Territory.

(ii)           During the term of Executive’s employment with the Company or any Affiliate of the Company and one (1) year thereafter, Executive will not, either directly or indirectly and will not permit any Covered Entity which is Controlled by Executive to, either directly or indirectly, (a) (1) attempt in any manner to solicit the business of any franchisee of the Company or Affiliates of the Company, or (2) solicit the business of any financial institution or other creditors with which the Company or its Affiliates has had a relationship; or (b) hire, solicit take away, or attempt to hire, solicit or take away (either on such Executive’s behalf or on behalf of any other person or entity) any person (1) who is then an employee of the Company or any Affiliate of the Company or an employee or a franchisee of the Company; or (2) who has terminated his or her employment with the Company or any Affiliate of the Company within the previous ninety (90) days.

(iii)          Executive agrees that the payment of any Without Cause Severance Pay or Good Reason Severance Pay is conditioned on Executive’s compliance with this Section 4.8 and that the Company will have the right to withhold payment if Executive is in breach of this Section 4,8.

(iv)          Notwithstanding the provisions of Sections 4.8(i) and (ii) above, (a) Executive’s ownership of less than a five percent (5%) ownership interest in another competing business entity (where such ownership does not constitute Control and where Executive does not act as a director, officer, consultant or otherwise provide services to such entity), (b) Executive’s service on the board of directors of any charitable, non-profit or educational institution without compensation (other than reimbursement of out-of-pocket expenses) or any entity that is not in direct competition with the Business, (c) managing Executive’s persona’ investments and affairs and the personal investment and affair of any of his family members, (d) acquiring any interest in any entity, whether or not part of a Control group, that is directly or indirectly owned or Controlled, in whole or in part, by Executive and/or one or more members of his family, or a partnership, trust or other entity held by or for the benefit of Executive and/or one or more members of his family, (e) performing services for any entity, whether or not part of a Control group, that is directly or indirectly owned or Controlled, in whole or In part, by Executive and/or one or more members of his family, or a partnership, trust, or other entity held by or for the benefit of Executive and/or one or more members of his family, shall not be considered a violation of Sections 4.8(i) and (ii), provided, however, that any such services or ownership addressed in this Section 4.8(iv) shall not detract front Executive’s performance of his duties to the Cowpony during the term of his employment with the Company or, except in the case of Section 4.8(iv)(a), be in direct competition with the Business.

4.9          Enforcement Remedies: Executive acknowledges that Executive’s expertise in the Business is of a special and unique character which gives this expertise a particular value, and that a breach of Sections 4.7 or 4.8 by Executive will cause serious and potentially irreparable harm to the Company.  Executive therefore acknowledges that a breach a Sections 4.7 or 4.8 by Executive cannot be adequately compensated in an action for damages at law, and equitable relief would be necessary to protect the Company from a violation of this Agreement and from the harm which this Agreement is intended to prevent.  By reason thereof; Executive acknowledges that the Company is entitled, in addition to any other remedies it may have under this Agreement or otherwise, to preliminary and permanent injunctive and other equitable relief to prevent or curtail any breach of this Agreement.  Executive acknowledges, however, that no specification in this Agreement of a specific legal or equitable remedy may be construed as a waiver of or prohibition against pursuing other legal or equitable remedies in the event of a breach of this Agreement by Executive.  Executive’s sole and exclusive remedy in the event of a breach of this Agreement by the Company shall be payment of the Without Cause Severance Pay or Good Reason Severance Pay.

4.10        COBRA: If, following a Termination For Good Reason by Executive or a Discharge Without Cause by the Company, Executive elects continued coverage under the Company’s health plan pursuant to the Comprehensive Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), then the Company shall continue to pay the premium for Executive’s continued coverage under the Company’s health plan until the first to occur of (i) twelve (12) months from the date of termination; (ii) Executive is employed by a third party, or (iii) Executive elects to cease such coverage or fails to pay his portion of the premium. If the Company changes its insurance provider or the amounts or terms of such coverage for its employees during such period, including changes and contribution percentages or costs, the Company may provide such substitute or changed coverage to Executive in full satisfaction of its obligations under this Section 4.10.

4.11        Severance Pay Benefit Conditions: If, following a Termination For Good Reason by Executive or a Discharge Without Cause by the Company, Executive is no longer entitled to the medical, dental, life and disability insurance benefits referenced in Section 4.3(ii) and Section 4.4(ii) because Executive is no longer an employee of the Company, then the Company shall first attempt to resolve the eligibility issue by paying Executive a nominal (no less than minimum wage) salary, less applicable tax withholdings, during the period for which Executive is entitled to the benefit under Section 4.3(ii) or Section 4.4(11).  If the Company’s attempt to resolve the eligibility issue in the previous sentence is not permitted by the applicable benefit plan or policy, then Company shall pay to Executive a monthly amount equal to the monthly premium that the Company paid under the applicable benefit plan, or policy with respect to the Executive’s benefits in the month prior to the termination of Executive’s employment with the Company.  The monthly payments described in the foregoing sentence shall be paid for the period during which Executive was otherwise entitled to receive the benefits under Section 4.3(ii) or, Section 4.4(11).

5.0          COMPENSATION AND BENEFITS.  For Executive’s services, the Company agrees to pay Executive compensation as follows:

5.1          Salary: Base compensation equal to an annual salary of $285,000 (Two Hundred Eighty Five Thousand Dollars) to be paid according to the Company’s general payroll practices as same may exist from time to time. Executive’s base compensation will be subject to annual reviews and increases as approved by the Board of Directors and the Compensation Committee. Such annual reviews will be conducted on or about Executive’s normal anniversary date of hire in accordance with past practice of the Company.

5.2          Incentive Compensation Program: During the Term, Executive shall be eligible for an annual discretionary performance-based bonus of up to 100% of the base salary based upon the actual performance of the Company in relation to projected EBITDA milestones and management objectives to be agreed upon. by the Compensation Committee of the Board of Directors (the “Compensation Committee”) or the Board of Directors.  The Compensation Committee or the Board of Directors will set such milestones on or before Decembers 31st of each year of the Term, and within 30 days following the Closing Date (as detailed in the Merger Agreement) for fiscal 2005.  Any bonus payable as a performance bonus shall be in the amount, and paid at the time and in the manner, as determined by the Compensation Committee or the Board of Directors.  Executive shall not be entitled to any bonus for the calendar year in which Executive’s employment with the Company is terminated for any reason, except as provided in Section 4.3 (Discharge Without Cause) or Section 4.4 (Termination For Good Reason).

5.3          Reimbursement of Expenses: The Company shall reimburse Executive for any reasonable business expenses incurred by Executive in the ordinary course of the Company’s business in accordance with the Company’s reimbursement policies then in effect.  These expenses shall be substantiated by invoices and receipts, to be submitted by Executive within thirty (30) days after incurrence.

5.4          Relocation: Upon the Effective Date, the Company shall pay to the Executive a lump sum payment in the amount of $90,000 (net of all applicable withholding) to cover the cost of the Executive’s relocation.

5.5          Benefits: During the Term, Executive shall be entitled to receive all benefits of employment generally available to the Company’s other executive employees when and as such benefits, if any, become available and Executive becomes eligible for them, including any vacation and sick leave, medical, dental, life and disability insurance benefits, long term incentive plan, stock option plan, pension plan and/or profit-sharing plan, and parking.  In addition, Executive shall receive, within sixty (60) days following the Effective Date, the right to purchase restricted stock under Holding’s Equity Incentive Plan for up to 34,540 shares (subject to the approval by the Board of Directors within sixty (60) days following the Effective Date) of Series B-1 Contingent Preferred Stock at a price per share equal to $0.10 per share.

5.6          Vacation: During the Term, Executive shall be entitled to four (4) weeks (160 hours) of paid vacation each year during the Term.  Executive will use his reasonable efforts to schedule vacation, periods to minimize disruption of the Company’s business.  Except upon Discharge Without Cause or Termination for Good Reason, the Company will not reimburse Executive for any unused vacation.

5.7          Withholding: Executive authorizes the Company to make any and all applicable withholdings of Meted and state taxes and other items the Company may be required to deduct, as such items may exist under this Agreement or otherwise from time to time.

6.0          SUCCESSORS AND ASSIGNS.  This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive, the Company and their respective heirs, successors and assigns, except that Executive shall not have any right to assign or otherwise transfer this Agreement, or any of Executive’s rights, duties or any other interest herein to any party without the prior written consent of the Company, and any such purported assignment shall be null and void.

7.0          SURVIVAL OF RIGHTS AND OBLIGATIONS.  The rights and obligations of the parties as stated herein shall survive the termination of this Agreement.

8.0          ENTIRE AGREEMENT.

8.1          Sole Agreement: This Agreement (including any attachments and exhibits hereto), any non-competition, non-solicitation., confidentiality or proprietary information agreement contain the parties’ sole and entire agreement regarding the subject matter hereof, and supersedes any and all other agreements, statements and representations of the parties, including but not limited to any employment agreement or other agreement regarding Executive’s compensation or terms of employment entered into prior to the Effective Date.

8.2          No Other Representations: The parties acknowledge and agree that no party has made any representations (i) concerning the subject matter hereof, or (ii) inducing the other party to execute and deliver this Agreement, except those representations specifically referenced herein.  The parties have relied on their own judgment in entering into this Agreement.

9.0          MODIFICATIONS OR WAIVERS.  Waivers or modifications of this Agreement, or of any covenant, condition, or limitation contained herein, are valid only if in writing duly executed by the parties hereto.

10.0        GOVERNING LAW.  This Agreement shall be governed pursuant to the laws of the State of Colorado.

11.0       SEVERABILITY.  If any part, clause, or condition of this Agreement is held to be partially or wholly invalid, unenforceable, or inoperative for any reason whatsoever, such shall not affect any other provision or portion hereof, which shall continue to be effective as though such invalid, unenforceable or inoperative part, clause or condition had not been made.

12.0        INTERPRETATION.

12.1        Section headings: The section and subsection heading of this Agreement are included for purposes of convenience only, and shall not affect the construction or interpretation of any of its provisions.

12.2        Gender and Number: Whenever required by the context, the singular shall include the plural, the plural shall include the singular, and the masculine gender shall include the neuter and feminine genders and vice versa.

13.0        NOTICES.  All notices and other communications under or in connection with this Agreement shall be in writing and shall be deemed given (1) if delivered personally, upon delivery, (ii) if delivered by registered or certified mail (return receipt requested), upon the earlier of actual delivery or three (3) days after being mailed, (iii) if given by overnight courier with receipt acknowledgment requested, the next business day following the date sent, or (iv) if given by telecopy, upon confirmation of transmission by telecopy, in each case to the parties at the following addresses:

To the Company:	Collect America, Ltd.
5000 Republic Plaza
370 Seventeenth Street
Denver, CO 80202
	Attention:	President
	Facsimile:	(303) 296-8538

with a copy to:	KRG Capital Partners, LLC
1515 Arapahoe Street
Tower One, Suite 1500
Denver, Colorado 80202
Facsimile: (303) 390-5015
	Attention:	Mark M. King
Christopher J. Bock

with a copy to:	Paul, Hastings, Janofsky & Walker LLP
695 Town Center Drive, 17th Floor
Costa Mesa, California 92626
Facsimile: (714) 979-1921
Attention: William J. Simpson, Esq.

To Executive:	To the address listed or the signature page hereto.

14.0        JOINT PREPARATION.  All parties to this Agreement have negotiated it at length, and have had the opportunity to consult with and be represented by their own competent counsel.  This Agreement is therefore deemed to have been jointly .prepared by the parties, and any uncertainty or ambiguity existing in it shall not be interpreted against any party, but rather shall be interpreted according to the rules generally governing the interpretation of contracts.

15.0        THIRD-PARTY BENEFICIARIES.  No term or provision of this Agreement is intended to be, or shall be, for the benefit of any person, firm, organization or corporation not a party hereto, and no such other person, firm, organization or corporation shall have any right or cause of action hereunder.

16.0        ARBITRATION.

(i)            Any controversy, claim or dispute involving the parties (or their affiliated persons) directly or indirectly concerning this Agreement, or the subject matter thereat shall be finally settled by arbitration held in Denver, Colorado by one (1) arbitrator in accordance with the rules of employment arbitration, then followed by the American Arbitration Association or any successor to the functions thereof.  The arbitrator shall apply Colorado law in the resolution of all controversies, claims and. disputes and shall have the right and authority to determine how his or her decision or determination as to each issue or matter in dispute may be implemented or enforced.  Any decision or award of the arbitrator shall be final and conclusive on the parties to this Agreement and their respective affiliates, and there shall be no appeal therefrom other than from gross negligence or willful misconduct.  Notwithstanding the foregoing, claims of employment discrimination, worker’s compensation and unemployment compensation benefits shall not be subject to arbitration under this Agreement.  The Company shall bear all costs of the arbitrator in any action brought under this Section 16.0.

(ii)           The parties hereto agree that any action to compel arbitration pursuant to this Agreement may be brought in the appropriate Colorado court and in connection with such action to compel the laws of the State of Colorado shall control.  Application may also be made to such court for confirmation of any decision or award of the arbitrator, for an order of the enforcement and for any other remedies which may be necessary to effectuate such decision or award.  The parties hereto hereby consent to the jurisdiction of the arbitrator and of such court and waive any objection to the jurisdiction of such arbitrator and court.

(iii)          Notwithstanding the foregoing provisions of this Section 16.0, nothing contained herein shall be deemed to preclude any party from bringing an action for injunctive relief in any court having jurisdiction.

17.0        COOPERATION AND FURTHER ACTIONS.  The parties agree to perform any and all acts and to execute and deliver any and all documents necessary or convenient to carry out the terms of this Agreement.

18.0        ATTORNEYS’ FEES.  In the event of any dispute related to or based upon this Agreement, the prevailing party shall be entitled to recover from the other party its reasonable attorneys’ fees and costs.

19.0        COUNTERPARTS.  This Agreement may be executed in one or more counterparts, including electronically transmitted counterparts, each of which shall be deemed an original and all of which shall be considered one and the same instrument.

20.0        CONSENT TO JURISDICTION.  Each party to this Agreement hereby (a) consents to the jurisdiction of the United States District Court for the District of Colorado or, if such court does not have jurisdiction over such matter, the applicable Colorado State or County Court that has jurisdiction, (b) irrevocably agrees that all actions or proceedings arising out of or relating to this Agreement which are not subject to arbitration as set forth in Section 16.0(f) shall be litigated in such court and (c) consents to personal jurisdiction within the City and County of Denver, Colorado. Each party to this Agreement accepts for itself and in connection with its properties, generally and unconditionally, the exclusive jurisdiction and venue of the aforesaid courts and waives any defense of lack of, personal jurisdiction or inconvenient forum or any similar defense, and irrevocably agrees to be bound by any non-appealable judgment rendered thereby in connection with this Agreement.

[SIGNATURE PAGE FOLLOWS]

[SIGNATURE PAGE TO EXECUTIVE EMPLOYMENT AGREEMENT]

IN WITNESS WHEREOF, the parties hereto have executed, or caused their duly authorized representatives to execute, this Agreement as of the Effective Date.

COLLECT AMERICA, LTD.,
a Delaware corporation

By:	/s/ P. Scott Lowery
Name: P. Scott Lowery
Title: President & CEO

EXECUTIVE

/s/ Michael A. Jones
Michael A. Jones

Address:

Facsimile: